                                                                  EXHIBIT (H)(2)

                       ADMINISTRATION FEE WAIVER AGREEMENT

     THIS AGREEMENT is effective as of the 31st day of October, 2008, between FAF Advisors, Inc., a Delaware corporation (the "Administrator"), and First American Funds, Inc., a Minnesota corporation ("FAF").

     WHEREAS, the Administrator provides administrative and other services to all portfolios of FAF (each a "Portfolio" and, collectively, the "Portfolios") pursuant to an Administration Agreement dated July 1, 2006 between the Administrator and FAF (the "Agreement"); and

     WHEREAS, each Portfolio pays administration fees to the Administrator for providing such administrative and other services, as set forth in the Agreement; and

     WHEREAS, the Administrator wishes to contractually waive the administration fees paid by certain share classes of the Portfolios as set forth in Exhibit A hereto through October 31, 2009; and

     WHEREAS, it is in the interests of both the Administrator and the shareholders of the Portfolios for the Administrator to waive administration fees as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Administrator will waive a portion of its administration fees to the extent set forth in Exhibit A (which waivers are set forth on a class-by-class basis). The Administrator agrees that it may not be reimbursed by FAF for the fees waived by the Administrator under the terms of this agreement. The Administrator agrees to continue the foregoing fee waivers through October 31, 2009. Thereafter, any administration fee waiver arrangement may be changed upon prior notice to FAF's Board of Directors.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                      FIRST AMERICAN FUNDS, INC.


By: /s/ Joseph M. Ulrey III                 By: /s/ Charles D. Gariboldi, Jr.
    ---------------------------------       ------------------------------------
Name:  Joseph M. Ulrey III                  Name:  Charles D. Gariboldi, Jr.
Title: Chief Financial Officer              Title: Treasurer

                                    EXHIBIT A

                                    ANNUAL ADMINISTRATION FEE WAIVER AS A
                                   PERCENTAGE OF AVERAGE DAILY NET ASSETS
                                   --------------------------------------
Prime Obligations Fund - Class Z                    0.03%